[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

Exhibit 99(l)(ii)

May 6, 2016

The Gabelli Global Small and Mid Cap Value Trust

One Corporate Center

Rye, New York 10580-1422

Re:	The Gabelli Global Small and Mid Cap Value Trust

Preferred Shares Shelf Takedown

Ladies and Gentlemen:

We have acted as special counsel to The Gabelli Global Small and Mid Cap Value Trust, a statutory trust (the “Trust” or “Our Client”) created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the issuance and sale by the Trust of up to 1,200,000 shares (the “Shares”) of the Trust’s 5.450% Series A Cumulative Preferred Shares, par value $0.001 per share, with a liquidation preference of $25.00 per share, (the “Series A Preferred Shares”), pursuant to the Underwriting Agreement, dated May 5, 2016, by and among Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representative of the underwriters listed therein, the Trust and the Trust’s investment adviser, Gabelli Funds, LLC, a New York limited liability company (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the requirements of sub-paragraph (l) of item 25.2 of part C of Form N-2 under the Securities Act of 1933, as amended, (the “Securities Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)    the registration statement on Form N-2 (File Nos. 333-207415 and 811-22884) of the Trust, filed with the Commission on October 14, 2015 under the Securities Act and the 1940 Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Securities Act Rules and Regulations”), as amended by Pre-Effective Amendment No. 1 on March 24, 2016 and as proposed to be amended by Post-Effective Amendment No. 1, including information deemed to be a part of the registration statement pursuant to Rule 430B of the Securities Act Rules and Regulations (such registration statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

(ii)    the prospectus and Statement of Additional Information of the Trust, each dated April 18, 2016, in the form filed with the Commission on May 5, 2016 pursuant to Rule 497 of the Securities Act Rules and Regulations;

The Gabelli Global Small and Mid Cap Value Trust

May 6, 2016

(iii)    the prospectus supplement of the Trust, dated May 5, 2016, relating to the offering of the Shares, in the form submitted for filing with the Commission on May 6, 2016 pursuant to Rule 497 of the Securities Act Rules and Regulations;

(iv)    an executed copy of a certificate of Andrea R. Mango, Secretary of the Trust, dated the date hereof (the “Secretary’s Certificate”);

(v)    a copy of the Trust’s Certificate of Trust (the “Certificate of Trust”), as certified by the Secretary of State of the State of Delaware as of May 2, 2016 and certified pursuant to the Secretary’s Certificate;

(vi)    a copy of the Trust’s Agreement and Declaration of Trust, by the trustees of the Trust, dated as of August 21, 2013 (the “Declaration of Trust”), certified pursuant to the Secretary’s Certificate;

(vii)    a copy of the Trust’s By-Laws, as amended and in effect as of the date hereof (the “By-Laws”), certified pursuant to the Secretary’s Certificate;

(viii)    the Statement of Preferences for the Series A Preferred Shares, dated May 5, 2016, certified pursuant to the Secretary’s Certificate; and

(ix)    copies of certain resolutions relating to the issuance, sale and registration of the Shares and related matters, adopted (i) by the Board of Trustees of the Trust (the “Board of Trustees”) on February 24, 2016 and (ii) by the Pricing Committee of the Board of Trustees on May 5, 2016, certified pursuant to the Secretary’s Certificate;

(x)    a copy of a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Trust’s existence and good standing in the State of Delaware;

(xi)    an executed copy of the Underwriting Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

The Gabelli Global Small and Mid Cap Value Trust

May 6, 2016

We do not express any opinion as to any laws other than the DSTA.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that (i) the Shares have been duly authorized by all requisite statutory trust action on the part of the Trust under the DSTA; and (ii) when the issuance of the Shares has been duly registered in the share record books of the Trust and the Shares are delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the headings “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Securities Act Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

R.T.P.